1st Quarter 2007 EARNINGS CONFERENCE CALL
Michael Geltzeiler
October 26, 2006

Thanks, Eric.

I will briefly review our first quarter performance and then address our cash flow results, our debt position, the recent amendment to our credit revolver, and the status of our share repurchase program.

Revenues for the first quarter were slightly favorable to prior year. On a currency neutral basis, revenues were 2% below last year. Reported revenues were up slightly in RD North America and RD International, whereas revenues declined at Consumer Business Services. The new initiatives of Every Day with Rachael Ray, Taste of Home Entertaining, Allrecipes.com and the new international markets contributed an incremental $20 million in revenue during the quarter. Our Q2 outlook is for a robust revenue increase over the prior year led by the new initiatives.

The company reported an operating loss of ($30) million for the quarter. This compares with a loss of ($7) million in Q1 last year. As expected, profits were down significantly at RD North America and RD International as a result of planned, increased investment spending. These investments included changes in the timing, mix and depth of customer acquisition investments, as well as the new initiatives in both North America and International. Profits at Consumer Business Services were slightly worse than prior year, as QSP reported improvement and Books Are Fun results declined. Lastly, a gain on the sale of our office building in Mexico last year and a weaker US dollar accounted for about $4 million of the unfavorable year-over-year variance.

Interest expense was higher this year by around $4 million, attributed to increased debt levels and a 1 point increase in the variable interest rates. The latter is due to higher short-term rates and increased leverage.

EPS was a loss of $(0.29) versus $(0.09) last year. This is in line with our expectations and we remain committed to our full year forecast of double digit profit growth and EPS in the $0.88 to $0.98 range.

As expected, we reported a net use of cash in the first quarter of fiscal 2007. A first quarter use of cash is typical for our business given the seasonally low business volumes during this period. Additionally, cash is invested to build-up working capital at QSP and Books Are Fun in preparation for their fall sales campaigns, and RD North America and RD International to generate new customers and subscriptions. We also disburse our annual incentive programs in this quarter.

Free cash flow was a net use of $62 million for the quarter. This compares with a use of $99 million in the first Quarter of Fiscal 2006. We were very pleased with the favorable Free Cash Flow in the quarter and in particular, the improvement in working capital management. Cash flow from operations for the quarter improved by nearly $40 million from a use of $93 million last year to a use of $54 million this year, despite a $21 million reduction in EBITDA. This improvement reflects the expected benefit from the working capital timing issues experienced in last year’s fourth quarter and a greater company-wide focus on cash flow. Favorable working capital performance relative to last year was reported in accounts receivable, inventory, deferred promotion, accounts payable and accrued expenses. The latter was attributed to lower management incentive compensation versus the prior year. Some of the first quarter working capital improvement related to accounts payable was timing-related, and is expected to reverse in quarter two. However, we remain confident that free cash flow for Fiscal 2007 will return to recent historical levels and we reconfirm our forecast of $120 to $140 million.

Total debt at September 30th was $778 million, with cash on-hand increasing to $45 million. We expect this debt figure to decline significantly in the second quarter as we use all free cash flow, other than what is required for our dividend, to pay down debt.

In September of this quarter, we successfully amended our revolving credit facility to provide for the higher leverage we are temporarily experiencing. Our borrowing rates will increase as our leverage increases; however, the prior pricing grid remains in place for lower levels of leverage. Our average interest rate for quarter one was 6.6% and our variable borrowing rate as of September 30th is LIBOR +175 basis points.

During the first quarter, we did not repurchase any shares of our common stock. We have repurchased $70 million of shares against a $100 million share repurchase authorization. In compliance with the provisions of our revolver amendment, we will not repurchase any shares in the second quarter and will only be able to repurchase shares in quarter three if leverage at the end of quarter two is in line with the original limitation of 3.5 times EBITDA. We anticipate being in a debt position during the second half of this Fiscal year that would permit share repurchases in compliance with the revolver limitations.

Eric, Tom and I will now take your questions.